Exhibit 24.1

Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment No. 1 to Annual Report on Form 10-K has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ashutosh Roy	Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2014
Ashutosh Roy

/s/ Eric N. Smit	Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)	October 24, 2014
Eric N. Smit

/s/ David Scott *	Director	October 24, 2014
David Scott

/s/ Gunjan Sinha*	Director	October 24, 2014
Gunjan Sinha

/s/ Phiroz P. Darukhanavala *	Director	October 24, 2014
Phiroz P. Darukhanavala

/s/ Eric N. Smit
By: Eric N. Smit Attorney-in-Fact